SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2026

FreeCast, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-43122	45-2787251
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6901 TPC Drive, Suite 100, Orlando, Florida	32822
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 374-1607

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.0001	CAST	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The disclosures set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 20, 2025, (the “Effective Date”) FreeCast, Inc., a Florida corporation (the “Company,” “we,” “us” or “our”) entered into a Renewal Revolving Convertible Promissory Note, dated April 20, 2026, with Nextelligence, Inc. (“Nextelligence”) in the principal amount not to exceed $5 million (the “Note”). Nextelligence is controlled by William A. Mobley, Jr., our Chief Executive Officer, Chairman of our board of directors (the “Board”) and holder of the majority voting power of the Company. The Note renews and modifies that certain Revolving Convertible Promissory Note between us and Nextelligence dated November 21, 2025 in the principal amount of up to $5,000,000 (the “Former Note”) by extending the maturity date and changing the payment terms with regards to the conversion price of the Former Note only. By renewing the Former Note, the Note superseded in its entirety, and was substituted for and in lieu of, the Former Note, and the Former Note was cancelled.

Under the terms of the Note, in lieu of repayment, at Nextelligence’s option, all or part of the outstanding principal and accrued interest (“Debt”) is convertible into shares of our Class A common stock, par value $0.0001 per share, (“Shares”) at a conversion price equal to the closing price of a Share on the Nasdaq Global Market on the most recent trading day prior to the date Nextelligence delivers written notice of its election to convert, in whole or in part, the principal amount of the Note and accrued and unpaid interest due thereon.

The aggregate outstanding principal balance of all loans under the Former Note as of the Effective Date was $5,114,052. In approving the Note, the independent members of the Board approved Nextelligence’s conversion of the $114,052 in outstanding principal above the stated principal amount limit under the Former Note (the “Overage Amount”) at a conversion price of $4.00, the closing price of a Share on the date of the board’s approval, April 13, 2026 (the “Conversion Price”).

In connection with our execution of the Note, Nextelligence delivered written notice to us on the Effective Date of its election to convert: (i) $1,600,000 in outstanding principal into 455,841 Shares, based on a conversion price of $3.51, the closing price of a Share on April 17, 2026; and (ii) the Overage Amount into 28,513 Shares based on the Conversion Price. As of April 21, 2026, the aggregate outstanding principal balance of all loans under the Note is $3,400,000.

All loans made under the Note accrue interest at a fixed rate per annum equal to 12.0%. The outstanding principal and accrued and unpaid interest under the Note are due and payable no later than June 30, 2027. We have the right to prepay the Note, in whole or in part, at any time; provided, however, we must provide Nextelligence five days prior written notice of our intention to make such prepayment.

If we: (i) fail to comply with any provision under the Note, including, but not limited to, failing to immediately pay all amounts due to Nextelligence when due in accordance with the Note; or (ii) become subject to certain bankruptcy or insolvency events, at the option of Nextelligence, the unpaid principal amount of the Note, accrued interest thereon, any fees or any other sums payable thereunder will thereafter until paid in full bear interest at a rate per annum equal to 18.0%.

In case of a stock split, a stock combination, or a reverse stock split of the Shares, the number of Shares into which any Debt may be converted and the conversion price shall be proportionately adjusted.

The full text of the Note is attached as Exhibit 4.1 hereto and is incorporated by reference herein. You are urged to read said exhibit attached hereto in its entirety.

Item 3.02 Unregistered Sales of Equity Securities.

In connection with our execution of the Note, Nextelligence elected to convert an aggregate of $1,714,052 of outstanding principal into a total of 484,354 Shares, at conversion prices of $3.51 with regards to 455,841 Shares and $4.00 with regards to 28,513 Shares. The offer, sale and issuance of the Note and the Shares were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) and Section 3(a)(9) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering. Nextelligence took the Note and the Shares for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Appropriate restrictive legends were affixed to the Note and the Shares. Nextelligence is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
4.1	Renewal Revolving Convertible Promissory Note made by FreeCast, Inc. in favor of Nextelligence, Inc., dated April 20, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2026	FreeCast, Inc.

	By:	/s/ William A. Mobley, Jr.
William A. Mobley, Jr.
Chief Executive Officer

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